EXHIBIT 10.77	Page 1 of 6

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (“Agreement”) is made and entered into this 22nd day of October 2003, by and between Pac-West Telecomm, Inc., a California corporation (the “Company”), and Wallace W. Griffin (“Executive”).

WHEREAS, pursuant to a mutually approved 2001 plan for the orderly transition of executive leadership, it was contemplated that Executive would remain as CEO of the Company through November of 2003, while transitioning responsibilities to his successor; and

WHEREAS, the transition of responsibilities having been successfully completed earlier than planned, the board of Company and Executive agreed that it would be in the best interests of the Company to replace Executive as CEO of the Company effective July 1, 2003; and

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive do hereby agree as follows:

1. Termination. As of the Effective Date (as that term is defined in Section 11) Executive shall terminate all employment with the Company and hereby resigns effective as of that date from any and all other positions with the Company or any affiliate thereof (it being understood that Executive shall continue to serve out his term as a director of the Company). As of the Effective Date, the Executive Agreement, dated as of December 1, 2001, by and between the Company and Executive shall be terminated and deemed to be null and void, except that Sections 6, 7, 8, 9 and 10 of that Executive Agreement are hereby incorporated herein and shall remain in full force and effect.

2. Separation Payment. The Company shall pay to Executive a severance payment totaling $467,667, less applicable withholding and payroll taxes. This payment is subject to Executive’s continued compliance with Sections 6, 7, 8, 9 and 10 of the Executive Agreement as incorporated herein and Section 9 b. of this Agreement. Executive acknowledges that all the payments under this Agreement do not constitute pensionable compensation. Subject to all of the same conditions and deductions noted above and in the next sentence, the Company shall make a second severance payment to Executive on or before December 31, 2006 in the amount of $210,000; provided that the obligation of Company to make such payment shall be reduced on a dollar for dollar basis by amounts received by Executive pursuant to Section 6 of this Agreement. In no event shall the second severance payment be owing to Executive should he be unable to serve as a director of the company at any time prior to September 30, 2006 due to death, disability or his own actions.

3. Options. The Company shall take all action necessary to cause all outstanding unvested options previously granted to Executive to vest as of the Effective Date and to extend the post termination of employment period to exercise such options to be extended to the expiration date of the grant of such options.

4. Other Benefits. All other Company benefits of Executive shall be determined as if Executive voluntarily resigned as of the Effective Date. The policy of life insurance presently maintained by the Company on the life of Executive shall be transferred to Executive who shall be responsible for paying future premiums falling due with respect to such policy.

5. Reimbursement of Expenses. The Company shall reimburse Executive for all unreimbursed expenses properly incurred by Executive in the course of the performance of his duties on or prior to the Effective

EXHIBIT 10.77	Page 2 of 6

Date provided that such expenses are reasonably documented and submitted to the Company.

6. Compensation as Director and Board Chairman. For so long as he is a member of the Board of Directors of Company, Executive shall receive the sum of $20,000.00 per year payable in quarterly installments of $5000.00 as compensation for board service together with stock option grants on the same terms extended to outside directors. For so long as Executive serves as Chairman of the Board of Directors he shall receive $50,000.00 per year payable in quarterly installments of $12,500.00 for performing the duties of Board Chairman and making himself available to assist the CEO of the corporation on special projects as reasonably requested by the CEO. Such payments shall commence with respect to the fourth calendar quarter of 2003.

7. Business Expenses and Support. During the term of his service as Board Chairman at the Company’s expense:

(a) Executive will have full use of his former Company office in Stockton, California (including a part-time administrative assistant);

(b) Executive will be provided with a home computer and a laptop and e-mail service;

(c) Company will continue to provide existing telephone service, including home and wireless services currently provided to Executive on the same terms such service is provided to the CEO;

(d) Executive will be provided continued use, at Company expense, of the Lexus owned by the Company that he presently uses. At the earlier of conclusion of his board service or three years from the Effective Date, title to the vehicle shall be transferred to Executive and upkeep, maintenance and insurance shall become the responsibility of Executive.

(e) Reimbursement of expenses reasonably incurred on behalf of the corporation as approved by the audit committee of the board of directors.

8. Mutual General Release. The parties hereto hereby release each other as follows:

(a) Subject to the condition that the Effective Date shall have occurred, the Company and its affiliates hereby release and forever discharge Executive of and from any and all claims, demands, actions, causes of action, charges, suits, debts, liabilities, covenants, contracts, agreements and promises, of any kind or nature whatsoever, which the Company and its affiliates may have or assert against Executive arising out of or relating to any event or action which occurred prior to the date hereof, provided, however, that the Company and its affiliates do not hereby release, and instead expressly reserve, (i) any claims which they may have against Executive pursuant to the terms hereof, and (ii) any claims or rights which the Company may have against Executive arising out of Executive’s gross negligence or intentional misconduct, and (iii) any claims or rights which the Company and its affiliates may have as a result of any guarantee which the Company and its affiliates have given to any third party for the benefit of Executive prior to the date hereof, including without limitation any mortgages or security interests associated therewith.

(b) Executive hereby releases and forever discharges the Company and its respective affiliates, and all of the current and former shareholders, members, directors, officers, managers, employees, independent contractors, trustees, beneficiaries, attorneys,

EXHIBIT 10.77	Page 3 of 6

representatives and agents of each of the foregoing from any and all claims, demands, actions, causes of actions, charges, suits, debts, liabilities, covenants, contracts, agreements and promises, of any kind or nature whatsoever, which Executive may have or assert against any of them, arising out of or relating to (i) any event or action which occurred prior to the date hereof, and (ii) Executive’s employment or termination of employment with the Company, including without limitation any and all claims under the Age Discrimination in Employment Act (29 U.S.C. 621 et seq.), Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. 2000e et seq.), Sections 1981 through 1988 of Title 42 of the United States Code (42 U.S.C. 1981-88), the Americans with Disabilities Act (42 U.S.C. 12101 et seq.), the Fair Labor Standards Act (29 U.S.C. 201 et seq.), the California Fair Employment and Housing Act, or any other federal, state or local law, ordinance, statute or regulation dealing with employment; any and all claims for compensation of any type (including but not limited to wages, salary, bonuses, commissions), vacation pay or benefits; and any and all claims based on any contract (express or implied), tort, wrongful discharge or retaliatory discharge theory, defamation, intentional infliction of emotional distress or any other common law claims.

(c) The parties expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California with respect to the releases provided herein, and do so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing the releases provided herein, the parties expressly acknowledge that this Agreement is intended to include in its effect, without limitation other than the express limitations set forth herein, all claims which either party does not know or suspect to exist in such party’s favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claims. The parties acknowledge and agree that the foregoing waiver of the provisions of Section 1542 has been expressly bargained for by each of the parties in the negotiation of this Agreement.

9. Certain Covenants.

(a) The terms of Sections 6, 7, 8, 9, and 10 of the Executive Agreement and Section 8 and 9 (b) of this Agreement shall survive this Agreement and remain fully enforceable in the manner set forth in Section 11 of the Executive Agreement, which is hereby incorporated herein.

(b) Unless specifically approved in writing by the Board of Directors or its’ Audit Committee, the Executive shall not, for a period of three years from the date of this Agreement (the “Non-Compete Period”), for himself or on behalf of any other persons, firm, partnership, corporation, or other entity, engage, directly or indirectly, either as an officer, director, employee, partner, consultant, individual proprietor, agent, or otherwise (including, but not limited to, as an owner or shareholder), in any business which (A) provides telecommunication services of the type provided any time prior to the end of the

EXHIBIT 10.77	Page 4 of 6

Non-Compete Period by the Company and any of its affiliates (including, without limitation, (i) switched local service, (ii) switched long-distance service, (iii) dedicated transport services, (iv) collocate and interconnect services and (v) date switched services and including, without limitation, telecommunication services of the type provided by the Company and any of its affiliates to information service providers) or (B) provides services of the type which the Company and any of its affiliates have taken significant actions prior to the end of the Non-Compete Period to begin providing or of the type the Company or any of its affiliates have indicated that they plan to begin providing in any business plan or similar document delivered to Executive at any time prior to the end of the Non-Compete Period, in each case within any of the Restricted Territories (as defined below); provided that the restrictions set forth in this Section 9(b) shall not prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded; and provided further that the restrictions set forth in this paragraph shall not restrict the activities of Executive to the extent Executive has received the consent of the Board of Directors of the Company to such activities.

(c) In consideration of the performance by Executive of the obligations set forth in the covenants set forth and referred to in this Section 9, Executive shall be paid $65,000.00 annually payable in quarterly installments of $16,250.00 in arrears commencing on December 31, 2003, and on the last day of March, June, September and December thereafter through and including September 30, 2006.

For purposes of this Agreement, “Restricted Territories” shall mean any states or comparable jurisdictions in which the Company or its Subsidiaries are engaged in business prior to the end of the Non-Compete Period or have taken significant actions to begin engaging in business during that period, including, but not limited to, such states or comparable jurisdictions located within the United States of America, Canada and Mexico. Executive acknowledges that the geographic restrictions set forth above are reasonable and necessary to protect the good will of the Company’s business.

10. Non-Disparagement. Except as may be required by law, Executive shall not engage or cause others to engage in any act detrimental to the Company or any of its respective affiliates, or to any of their respective current or former shareholders, members, directors, officers, managers, employees, independent contractors, trustees, beneficiaries, attorneys, representatives or agents, and he shall not make or cause others to make any written or oral statement which disparages any of such parties. Except as may be required by law, and subject to the occurrence of the Effective Date, the Company shall not engage or cause others to engage in any act detrimental to Executive and shall not make or cause others to make any written or oral statement which disparages Executive.

11. Knowing and Voluntary Release. Executive acknowledges that he has had the opportunity to be represented by legal counsel with respect to this Agreement and that he has taken all steps he deems necessary to assure that his waiver of rights under this Agreement is knowing and voluntary in accordance with the provisions of the Older Workers Benefits Protection Act of 1990 (“OWBPA”). Executive further acknowledges that he has read and understands all the terms and conditions of this Agreement and that he has had an opportunity to consider this Agreement for up to twenty-one (21) days before signing it. Executive shall have the right, throughout the seven (7) days after signing and delivering this Agreement, to revoke his signature and his agreement to be bound by the terms of this Agreement. This Agreement shall become effective, if not sooner revoked by Executive by sending written notice to the Company at the address set forth in Section 15 below, on the later of the eighth (8th) day after Executive signs and delivers this Agreement to the Company or October 25, 2003 (the “Effective Date”).

EXHIBIT 10.77	Page 5 of 6

12. Indemnification. The Company agrees that as of the Effective Date, it shall indemnify, defend and hold Executive harmless from and against any and all loss, cost, damage, liability and expense (including without limitation reasonable attorneys’ fees) suffered, sustained or incurred by Executive in connection with third party claims arising out of Executive’s good faith actions or omissions as the Chief Executive Officer of the Company. Executive agrees that he shall indemnify, defend and hold the Company and its affiliates, and their respective current or former shareholders, members, directors, officers, managers, employees, independent contractors, trustees, beneficiaries, attorneys, representatives and agents, harmless from and against any and all loss, cost, damage, liability and expense (including without limitation reasonable attorneys’ fees) suffered, sustained or incurred by any such party in connection with third party claims arising out of Executive’s gross negligence or intentional misconduct as the Chief Executive Officer of the Company.

13. Waiver. Failure to insist upon strict compliance with any of the terms or provisions hereof shall not be deemed a waiver of such term or provision, and any waiver or relinquishment of any right or remedy hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or remedy at any other time or times.

14. Benefit. The rights and obligations of Executive hereunder are personal to him, and are not subject to voluntary or involuntary alienation, transfer or assignment. The rights and obligations of the Company hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns. The parties acknowledge that each of the Company, the respective affiliates of the Company, and each of the current and former shareholders, members, directors, officers, managers, trustees, beneficiaries, attorneys, employees, independent contractors, representatives and agents of the Company and its affiliates is intended to be a third party beneficiary hereof, and each shall have the right to enforce the terms hereof.

15. Notices. All notices necessary or desirable to be served hereunder shall be in writing and shall be: (i) personally delivered, or (ii) sent by certified mail, return receipt requested, postage prepaid, to the address for the intended recipient set forth below, or (iii) sent by facsimile telecopier to the facsimile telecopy number for the intended recipient set forth below, as follows:

(a) If to the Company:

Pac-West Telecomm, Inc. 1776 W. March Lane #250 Stockton, CA 95207 Attn: General Counsel Telecopier: (209) 926-4444

(b) If to Executive:

Mr. Wallace W. Griffin 3672 Arrowhead Ct. Stockton, CA 95219

Telecopier: [209-870-8010 ]

or to such other address or facsimile telecopy number as either party hereto may designate for itself or himself from time to time in a written notice served upon the other party hereto as provided herein. Any notice sent by mail as provided above shall be deemed delivered on the second (2nd) business day next

EXHIBIT 10.77	Page 6 of 6

following the postmark date which it bears. Any notice sent by facsimile telecopier as provided above shall be deemed delivered when sent.

16. Confidentiality. Executive acknowledges that he has had access to confidential information of the Company and its respective affiliates, and of their respective current and former shareholders, members, directors, officers, managers, independent contractors, trustees, beneficiaries, representatives, employees and agents, as a result of his employment by the Company. Executive hereby agrees not to use such confidential information personally or for the benefit of others. Executive further agrees not to disclose to anyone any such confidential information at any time in the future so long as such information remains confidential.

17. Entire Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof, and may not be modified or rescinded except pursuant to a written instrument signed by the party against whom enforcement is sought.

18. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of California, without regard to the laws of the any other jurisdiction. Any suit, claim or other legal proceeding arising out of or relating to Executive’s engagement hereunder, the termination of Executive’s engagement hereunder, or this Agreement shall be brought exclusively in the federal or state courts located in San Joaquin County, California and for such purpose Executive and the Company hereby submit to personal jurisdiction in the State of California and to venue in such courts.

* * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PAC-WEST TELECOMM, INC. a California corporation
By:	/s/ Sam Plum
Sam Plum
Chairman, Compensation Committee

/s/ Wallace W. Griffin
Wallace W. Griffin